Exhibit 99.1

Press Release

For More Information, Call:

ELLEN M. DYLLA

INVESTOR RELATIONS	February 2, 2012

(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE

QUARTER AND YEAR ENDED DECEMBER 31, 2011

ANGLETON, TX, FEBRUARY 2, 2012 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced sales of $559 million for the quarter ended December 31, 2011, compared to $627 million for the same quarter in the prior year. The Company reported fourth quarter net income of $3 million, or $0.05 per diluted share. In the comparable period in 2010, the Company reported net income of $19 million, or $0.31 per diluted share. Excluding restructuring and Thailand flood related charges, net of insurance, the Company’s net income would have been $10 million, or $0.17 per diluted share, in the fourth quarter of 2011 and $23 million, or $0.37 per diluted share, in the same quarter of 2010.

Sales for the year ended December 31, 2011 were $2.3 billion, compared to $2.4 billion in 2010. The net income for the year ended December 31, 2011 was $52 million, or $0.87 per diluted share, which includes discrete income tax benefits of $12 million, or $0.20 per diluted share. In the prior year, the net income was $80 million, or $1.27 per diluted share. Excluding restructuring and Thailand flood related charges, net of insurance, the Company’s net income would have been $60 million, or $1.00 per diluted share, in 2011, compared to net income of $84 million, or $1.35 per diluted share, in 2010.

“Our fourth quarter revenues and earnings per share exceeded the high-end of our guidance. Customer demand levels were strong across each of our industry sectors in the fourth quarter,” said Gayla J. Delly, the Company’s Chief Executive Officer. “In addition, we are pleased with the phenomenal recovery in Thailand, made possible by the tremendous support of our global teams and our customers. We expect to return to full production levels by the end of March.”

Fourth Quarter 2012 Financial Highlights

•	Our facilities in Ayudhaya, Thailand were flooded and remained closed from October 13 to December 20, 2011. Thailand flood related charges, net of insurance recoveries, were as follows (in millions):

Inventory losses	$40
Property, plant and equipment losses	6
Other Thailand related costs	13
Subtotal	59
Estimated insurance recoveries	(56)
Thailand flood related charges	$3

•	Operating margin for the fourth quarter was 1.2% excluding restructuring and Thailand flood related charges.
•	Cash flows provided by operating activities for the fourth quarter were approximately $55 million. No insurance proceeds were received related to the Thailand flood in 2011.
•	Cash and long-term investments balance was $309 million at December 31, 2011. Long-term investments consist of $25 million of auction rate securities.
•	Accounts receivable was $426 million at December 31, 2011; calculated days sales outstanding were 69 days.
•	Inventory was $392 million at December 31, 2011; inventory turns were 5.4 times.
•	Repurchases of common shares for the fourth quarter totaled $3 million or 0.2 million shares.
•	Income tax benefit for the fourth quarter includes $3 million ($0.05 per diluted share) of net discrete tax benefits primarily related to the settlement of income tax audits.

First Quarter 2012 Outlook

Sales for the first quarter of 2012 are expected to range from $550 million to $590 million. Diluted earnings per share for the first quarter, excluding restructuring and Thailand flood related charges, net of insurance, are expected to be between $0.17 and $0.23.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, statements related to the impact of the flooding of our manufacturing facilities in Ayudhaya, Thailand, the potential recovery of insurance proceeds , and the potential related effects on our future revenues, our sales and diluted earnings per share (excluding special items) guidance for the first quarter of 2012, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information

Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, which includes equipment for the aerospace and defense industry, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in nine countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Income (loss) from operations (GAAP)	$(270)	$20,839	$41,293	$88,446
Restructuring charges	3,890	4,575	4,515	6,724
Thailand flood related charges, net of insurance	3,362	—	3,362	—
Non-GAAP income from operations	$6,982	$25,414	$49,170	$95,170
Net income (GAAP)	$2,878	$19,010	$51,959	$79,758
Restructuring charges, net of tax	3,840	3,561	4,442	4,738
Thailand flood related charges, net of insurance and tax	3,202	—	3,202	—
Non-GAAP net income	$9,920	$22,571	$59,603	$84,496
Earnings per share: (GAAP)
Basic	$0.05	$0.31	$0.88	$1.28
Diluted	$0.05	$0.31	$0.87	$1.27
Earnings per share: (Non-GAAP)
Basic	$0.17	$0.37	$1.01	$1.36
Diluted	$0.17	$0.37	$1.00	$1.35
Weighted average shares used in calculating earnings per share:
Basic	57,488	60,789	59,284	62,141
Diluted	57,720	61,216	59,773	62,692

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,

	2011	2010	2011	2010

Net sales	$559,086	$626,925	$2,253,030	$2,402,143
Cost of sales	530,261	578,193	2,114,195	2,214,728

Gross profit	28,825	48,732	138,835	187,415

Selling, general and administrative expenses	21,843	23,318	89,665	92,245
Restructuring charges	3,890	4,575	4,515	6,724
Thailand flood related charges, net of insurance	3,362	—	3,362	—

Income (loss) from operations	(270)	20,839	41,293	88,446

Other income (expense):
Interest income	475	413	1,768	1,621
Interest expense	(330)	(340)	(1,327)	(1,362)
Other	(696)	(1,851)	(602)	(1,689)
Total other income (expense), net	(551)	(1,778)	(161)	(1,430)

Income (loss) before income taxes	(821)	19,061	41,132	87,016

Income tax expense (benefit)	(3,699)	51	(10,827)	7,258

Net income	$2,878	$19,010	$51,959	$79,758

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	57,488	60,789	59,284	62,141
Incremental common shares attributable to restricted shares and the exercise of outstanding equity instruments	232	427	489	551
Denominator for diluted earnings per share	57,720	61,216	59,773	62,692
Earnings per share:
Basic	$0.05	$0.31	$0.88	$1.28
Diluted	$0.05	$0.31	$0.87	$1.27

The results for the year ended December 31, 2010 reflect corrections to the Company’s prior period financial statements, related to inventory and accounts payable balances, that the Company deems immaterial. The aggregate impact of these corrections on earnings per share was $0.02 for the year ended December 31, 2010.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

December 31, 2011

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$283,920
Accounts receivable, net	425,936
Inventories, net	391,580
Other current assets	103,132

Total current assets	1,204,568

Long-term investments	24,673
Property, plant and equipment, net	163,660
Other assets, net	69,655
Goodwill, net	37,912

Total assets	$1,500,468

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of capital lease obligations	$419
Accounts payable	285,671
Accrued liabilities	65,860

Total current liabilities	351,950

Capital lease obligations, less current installments	10,600
Other long-term liabilities	21,700
Shareholders’ equity	1,116,218

Total liabilities and shareholders’ equity	$1,500,468